Exhibit 10.12

Summary of “At-Will” Compensation Arrangements with Executive Officers
As of February 28, 2007

The following summarizes the current compensation and benefits received by the Chief Executive Officer and Chief Financial Officer of RPC, Inc. (“the Company”) and the Company’s other most highly compensated executive officers (the “Named Executive Officers”) as of February 28, 2007. Compensation paid with respect to fiscal 2006 will be described in the Company’s 2007 Proxy Statement

This document is intended to be a summary of existing oral, at will arrangements, and in no way is intended to provide any additional rights to any of the Named Executive Officers.

Base Salaries

The 2007 annual base salaries for the Company’s Named Executive Officers as of February 28, 2007 are as follows:

R. Randall Rollins, Chairman of the Board	$500,000
Richard A. Hubbell, President and Chief Executive Officer	$600,000
Linda H. Graham Vice President and Secretary	$150,000
Ben M. Palmer, Vice President, Chief Financial Officer and Treasurer	$200,000

Bonuses

All of the Named Executive Officers are eligible for annual cash bonuses under the Company’s Performance-Based Incentive Cash Compensation Plan (the “Plan”) which was approved by shareholders and disclosed in the Form 8-K filed with the SEC on April 28, 2006.

Bonuses were paid in the first quarter of 2007 for the year ended December 31, 2006 and totaled $1,720,500 for all of the executive officers in accordance with the terms of the Plan as follows:

R. Randall Rollins, Chairman of the Board	$600,000
Richard A. Hubbell, President and Chief Executive Officer	$750,000
Linda H. Graham Vice President and Secretary	$108,000
Ben M. Palmer, Vice President, Chief Financial Officer and Treasurer	$262,500

Stock Options and Other Equity Awards

The Named Executive Officers are eligible to receive options and restricted stock under the Company’s stock incentive plan, in such amounts and with such terms and conditions as determined by the Committee at the time of grant. The Company’s stock incentive plans and standard forms of option and restricted stock grant agreements are filed as exhibits to this Form 10-K.

Supplemental Retirement Plan

Salary and Bonus Deferrals

All of the Named Executive Officers are eligible to participate in the Company’s Supplemental Retirement Plan (“Plan”). Messrs. Rollins and Hubbell, declined to participate in the Company’s Plan with respect to fiscal year 2006. Mr. Palmer and Ms. Graham have elected to participate in the Company’s Plan. Ms. Graham also participates in the Supplemental Retirement Plan of Marine Products Corporation (“MPC”), which is described in an exhibit to the Form 10-K of MPC for fiscal year 2006

The Plan allows participants to defer up to 25% of base salary and up to 50% of annual bonus and commissions, subject to an overall maximum of $500,000 in any given year, and other terms and conditions set forth in the Plan.

Company Contributions

The Company makes certain “Enhanced Benefit Contributions” under the Plan on behalf of certain participants of long service to the Company who were 40 - 65 years of age or older on December 31, 2002. The Company makes the “Enhanced Benefit Contributions” (as disclosed in the Company’s last filed annual proxy statement) in lieu of the benefits that previously accrued under the RPC, Inc. Retirement Income Plan. Additional benefits ceased to accrue under the RPC, Inc. Retirement Income Plan effective March 31, 2002. Enhanced Benefit Contributions are made annually, for a maximum of seven years, subject to the Participant’s continued employment with the Company.

Mr. Hubbell is the only Named Executive Officer who receives an Enhanced Benefit Contribution under the Company’s Plan, which totals $26,262.31 per year. The Company has retained absolute discretion to reduce the amount of Enhanced Benefit Contributions at any time for any reason, and may elect not to make any such contributions at all. The Company currently expects that Mr. Hubbell’s last Enhanced Benefit Contribution will be made with respect to fiscal year 2008.

In addition to the Enhanced Benefit Contributions, the Company may make discretionary contributions on behalf of a Participant under the Plan in any amount and at any time. The Company has no obligation to make any such discretionary contribution, has no current plans to make such a contribution on behalf of any Named Executive Officer, and has never made any such contribution under the Supplemental Retirement Plan since its creation in August of 2002.

A copy of the Plan is filed as an exhibit to this Form 10-K. The material terms and conditions of the Plan are more particularly described in the Company’s Form 8-K filed with the U.S. Securities and Exchange Commission on December 23, 2004.

Automobile Usage

Mr. Hubbell is entitled to the use of a Company owned automobile. The automobile is self-insured and maintained by the Company. The Company also pays all fuel expenses. Mr. Hubbell’s personal use of the automobile is treated as taxable income for federal and state income tax purposes. His personal use of the automobile is valued at approximately $690 per month. Mr. Palmer receives an automobile allowance of $700 per month in addition to reimbursement of fuel expenses.

Other Benefits

The Named Executive Officers are eligible to participate in the Company’s regular employee benefit programs, including the 401(k) plan with Company match, group life insurance, group medical and dental coverage and other group benefit plans. All of the Named Executives are eligible for the Retirement Income Plan that was frozen in March 2002. See Supplemental Retirement Plan above for further discussion.

All of the Named Executive Officers are also executive officers of MPC and receive compensation from that company. Disclosure regarding such compensation can be found in MPC’s filings with the Securities and Exchange Commission.